Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ClearSign Technologies Corporation and subsidiary (the “Company”) of our report dated March 30, 2020 with respect to the audited consolidated financial statements of the Company for the years ended December 31, 2019 and 2018, which is contained in the annual report on Form 10-K filed on March 30, 2020. Our report contains an emphasis of a matter paragraph regarding the Company’s liquidity.

/s/ Gumbiner Savett Inc.

May 22, 2020

Santa Monica, California